EXHIBIT 99

Investor Contacts:	Nate Wallace	Raj Rajaji
	Manugistics Group, Inc.	Manugistics Group, Inc.
	Investor Relations	Chief Financial Officer
	301-255-5059	301-255-5087

Press Contacts:	Didi Blackwood	John Conley
	Manugistics Group, Inc.	Ogilvy PR (For Manugistics)
	dblackwo@manu.com	john.conley@dc.ogilvypr.com
	301-255-5330	202-452-9524

Manugistics Announces Voluntary Employee Stock Option Exchange Program

ROCKVILLE, Md., February 10, 2003 — Manugistics Group, Inc. (Nasdaq: MANU), today announced that it has commenced a voluntary stock option exchange offer for employees holding stock options with an exercise price of $7.0001 or more. Under the plan, eligible employees will have the opportunity to exchange existing stock options for a promise to grant replacement options at exchange ratios that, depending on the applicable exercise price of their existing stock options, range from 1.75-for-1 to 5.0-for-1 shares.

The offer is currently scheduled to expire at 5:00 PM Eastern Standard Time on March 10, 2003, and Manugistics expects to grant the new options on or about September 16, 2003.

Options to purchase approximately 20.7 million shares of Manugistics’ common stock are currently outstanding. Options to purchase approximately 6.1 million shares are eligible for exchange in the offer. Options to purchase up to a total of approximately 1.9 million shares may be issued in connection with the exchange offer.

The Company’s Board of Directors, including the Company’s chairman and chief executive officer, Gregory J. Owens, will not participate in the program. The Company does not expect the employee stock option exchange program to result in non-cash stock compensation charges in future periods. Further information concerning the program may be gathered by reviewing the tender offer statement, which has been filed with the Securities and Exchange Commission.

About Manugistics Group, Inc.

Manugistics leads the industry in delivering innovative pricing and supply chain software solutions. Today, more than 1,200 clients trust Manugistics to help them reduce costs, increase revenues and enhance margins. The company provides comprehensive solutions for supply chain management, service and parts management, pricing and revenue optimization, and supplier relationship management. Its clients include industry leaders such as AT&T, Amazon.com, Boeing, Brown & Williamson, Caterpillar, Cisco Systems, Circuit City, Coca-Cola Bottling, Continental Airlines, Diageo, DuPont, Fairchild Semiconductor, General Electric, Kraft, Nestle, RadioShack and Unilever. For more information, go to http://www.manugistics.com/.

FORWARD LOOKING STATEMENT

This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, continuing economic and political uncertainty, the timing and degree of business recovery, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, unexpected competition, risks related to quarterly performance, risks of new business areas, international expansion, business combinations and strategic alliances, lengthening of sales cycles for software products and services, and the effectiveness of the cost reduction efforts undertaken by Manugistics and their impact on the company’s ability to operate its business. A decreased demand for enterprise application software due to weakened economic conditions could result in decreased revenues or lower revenue growth rates. More information about factors that potentially could affect Manugistics’ financial results is included in Manugistics filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 28, 2002 and Quarterly Report on Form 10-Q, for the quarter ended November 30, 2002. Manugistics assumes no obligation to update the forward-looking information contained in this announcement.

Manugistics is a registered trademark, and the Manugistics logo, the phrase “Leveraged Intelligence,” Enterprise Profit Optimization and Manugistics NetWORKS are trademarks of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.